Exhibit 99.2
Contact:
John L. McManus
President & Chief Executive Officer
Aeolus Pharmaceuticals, Inc.
1-(949) 481-9825

Aeolus Pharmaceuticals’ AEOL 10150 Protects Lungs Against Mustard Gas

LAGUNA NIGUEL, CA, November 7, 2007 - Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS), announced today that researchers from National Jewish Medical & Research Center have reported that Aeolus’ lead compound, AEOL 10150 showed statistically significant protection of lung tissue in animals exposed to 2-chloroethyl-ethylsulfide (CEES; half-mustard).   In a study sponsored by the National Institutes of Health (“NIH”) CounterACT program, AEOL 10150 was tested along with 19 other compounds to determine effectiveness in protecting lung tissue against edema and hemorrhage resulting from exposure to mustard gas.

AEOL 10150 was given to rats one hour after CEES exposure and again 6 hours later. Eighteen hours after exposure, lung edema and hemorrhage was assessed by changes in the bronchoalveolar lavage protein and red blood cell levels. AEOL 10150 significantly reduced (p<0.05) Mustard gas-induced lung edema and hemorrhage. These results suggest that AEOL 10150 rescues the lung from Mustard gas exposure and may provide a countermeasure against Mustard gas-induced lung injury.

Design for a second NIH funded study has been completed, and it is expected that this study will be initiated before year-end.  This development program is being funded under the NIH CounterACT Program, and requires no additional research expenditures by the Company, as the safety, toxicity and pharmacology studies believed to be necessary for a filing with the FDA for approval as a bio-defense drug have already been completed.  The Company expects to be able to report results from the second animal efficacy study by the end of the first quarter of 2008.

“We are very excited about the results of this study and appreciate the excellent work performed by our research partners at National Jewish Medical & Research Center”, stated John L. McManus, President and Chief Executive Officer of Aeolus Pharmaceuticals, Inc.  “We believe that if the second NIH funded study is positive we may be able to file with the United States Food and Drug Administration within the next eighteen months.”

Sulfur mustards have been used in warfare since WWI and still pose a significant threat to civilian and military personnel.  Mustard gas exposure can cause significant blistering of the skin as well as respiratory injury and fibrosis.  Currently there is no antidote for Mustard gas exposure and only symptomatic treatment is available.

CounterAct Center of Excellence
The NIH recently awarded a five-year, $7.8 million grant to National Jewish Medical and Research Center and the University of Colorado Health Sciences Center, both in Denver, Colorado. This Center of Excellence was developed to focus on sulfur mustard toxicity in the lung and skin and the long-term goal is to develop an effective treatment for mustard gas-induced injury in lung and skin.  Members of the Center are establishing optimal compounds, route and mode of delivery and research projects are ongoing to determine countermeasures that will help establish specific interventions needed to treat mustard gas-induced injury.

About Aeolus Pharmaceuticals.
Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

Statements in this presentation that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These statements include, but are not limited to, those related to: the development objectives for the AEOL 10150 compound, the AEOL 11207 compound and the Aeolus pipeline; progress the Company expects to make on its various research, development and business initiatives; the timeline for obtaining regulatory approval for AEOL 10150 in the treatment of mustard gas exposure and whether any regulatory approval will be obtained; the Company’s projected monthly cash burn rate; projected costs for the development of AEOL 10150; the availability for funding from the NIH CounterACT program; whether the Company will receive any other grant funding in the future; the Company’s expectation regarding the regulatory approval process for bio-defense compounds, which are based on non-clinical trials; whether the results from AEOL 11207 animal trials can and will be duplicated in additional trials; whether the results in AEOL 10150 animal trials can and will be duplicated in additional trials; the Company’s revenue goals; and similar statements. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to: the Company’s new and uncertain technologies; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; whether the Company will be able to obtain grant and other funding on favorable terms, or at all; the Company’s ability to enter into and/or maintain collaboration arrangements; the timing, nature and cost of clinical and non-clinical trials; modifications to the anticipated procedure for seeking and obtaining regulatory approval for bio-defense compounds, including AEOL 10150; and whether the Company will achieve levels of revenues and control expenses to meet projected financial performance. Certain of these factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended September 30, 2006. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

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